Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Paul B. Susie Chief Financial Officer & Executive Vice President Email: psusie@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Receives NASDAQ Notice Regarding Late Form 10-K Filing

Annapolis, MD (April 9, 2019) – Severn Bancorp, Inc., (NASDAQ: SVBI) (the “Company”) announced today that it received a notice from the NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with the continued listing requirements under NASDAQ Listing Rule 5250(c)(1) because the Company did not timely file its Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”)  with the Securities and Exchange Commission (the “SEC”). The NASDAQ notice has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ Capital Market.

The Company is experiencing a delay in filing due to changes in procedures resulting from the transition to becoming an accelerated filer pursuant to the rules of the SEC.  Despite the delay the Company reported record earnings for 2018 and will report no change in its earnings in the Form 10-K.

The Company is required to submit a plan to regain compliance with the NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. The Company anticipates it will file its Form 10-K with the SEC on or about April 17, 2019 and thereby regain compliance with the NASDAQ continued listing requirements eliminating the need for the Company to submit a formal plan.

About Severn Bank: Founded in 1946, and a wholly owned subsidiary of the Company, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of $889 million and six branches located in Annapolis, Edgewater, Glen Burnie, Severna Park, and Wayson’s Corner Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.